Exhibit 99.1

Odysight.ai Inc. Announces Website Posting of Letter to Shareholders

OMER, Israel, August 30, 2023 – Odysight.ai Inc. (OTCQB: SCTC), a leading provider of visual based predictive maintenance (PdM) and condition-based monitoring (CBM) solutions, today announced that it had posted a letter to shareholders on the Company’s investor relations website at https://www.odysight.ai/ following the recent filing of the Company’s Form 10-Q for the quarterly period ended June 30, 2023. The letter to shareholders is reproduced below.

Dear esteemed shareholder,

It has been nearly a year since I assumed the role of CEO at Odysight.ai, formerly known as ScoutCam Inc. (SCTC). Joining Odysight.ai was an exciting opportunity, and our trajectory during this period has been nothing short of transformative for us and, we soon hope, for the industries we serve. I am eager to update you on numerous important changes, as Odysight.ai increasingly shows the promise of a company poised for substantial growth.

When I arrived at Odysight.ai Inc. (then named Scoutcam Inc.), the company was in search of direction and clients for its unique technology: highly resilient miniature video cameras that had been successfully tested and used in a NASA commissioned project in outer space and by Westinghouse International in monitoring Uranium rods within the core of nuclear plants. Our cameras were also being used and tested as the visual system of a highly sophisticated minimally invasive surgical device intended for orthopedic surgery by a leading U.S.-based Fortune 500 healthcare corporation.

However, in the last year we have changed our focus, seeking to become a global full solutions provider of video analytics-based systems by implementing software, algorithms and AI/ML, both on premises and in the cloud, to alert users of safety critical events before they occur and predict problems before they create critical impact or system failure.

We are building on the proven abilities of our microsensors in the medical field and even in outer space, both safety critical industries. Based on the same core technology, we are seeking to enter additional verticals such as aviation, energy, transportation, infrastructure, elevators and more. We believe that any vision begins with the ability to look inward, generate insights and embark on a path of leadership. Our promise: we enable our customers to become leaders through groundbreaking video sensor-based solutions combined with AI-based insight for critical systems.

In the last year, a lot has happened and changed:

Medical

The Fortune 500 company for which we developed the highly sophisticated visual solution recently received FDA approval and launched its state of the art minimally invasive surgical device in the U.S. market. To date, we have received a purchase order for $1.45M, which reflects expected revenues of $2.5M in 2023, the first year of the product launch. Building on this momentum, we are pleased to inform you that we have entered into a tentative agreement to amend our existing terms with this customer. The revised terms include a commitment for certain minimum order quantities for 2023 and 2024 fiscal years, as well as a higher price point for our products. While specific details are subject to formalization and could change, we are optimistic that these enhanced terms will not only solidify our relationship with this key customer but also contribute to increased revenue streams going forward.

Condition Based Monitoring (CBM), Predictive Maintenance (PdM) and Health Monitoring Systems (HMS)

The industry 4.0 revolution underway in numerous industries is boosting demand for sensor-based solutions and is increasingly becoming a requirement from government organizations in the U.S. and globally. One example is USDOD instruction 5121.22. on condition-based maintenance (CBM) that provides: “Life-cycle managers will accept and adopt CBM as the DoD strategy to sustain weapon system readiness in the most cost-effective manner, as maintenance requirements are the dominant driver of weapon system cost and availability.”

Odysight.ai’s solution enables the collection of critical data and at the same time performs analytics for improvement of critical system health. Leveraging the use of our highly resilient video cameras as visual sensors with our proven video analytic capabilities, we provide customers in various sectors vision into the heart of their critical systems, enabling them to see and monitor areas that were never previously accessible. In addition, our proprietary AI algorithms provide alerts and trends on various faults and anomalies that may occur. Our state-of-the-art solutions support on-platform architecture as well as cloud-based requirements.

In this way, Odysight.ai is pioneering the use of visualization and video analytic solutions accompanied by specially trained AI models in hard-to-reach locations and harsh environments, across diverse predictive maintenance (PdM) and condition based monitoring (CBM) use cases in aviation and defense, transportation, and other critical sectors of industry.

Our value proposition is simple and clear: increase safety, decrease downtime, generate insights through predictive maintenance and save our customers money.

Aviation and Defense

●	In February 2023, Odysight.ai announced the completion of a major development stage in the use of the company’s real time video monitoring system for an unmanned aircraft system (UAS) with Elbit Systems Ltd., an international high technology company engaged in a wide range of defense, homeland security and commercial programs throughout the world. The system includes highly resilient video sensors, embedded software and AI-based algorithms. Odysight.ai’s solution is highly relevant to the growing UAV/UAS defense sector, as it brings visibility inside a flying unmanned platform.

●	In March 2023, Odysight.ai obtained AS9100D Certification for the aviation, space and defense industries in addition to the previously received FDA and EU certifications.

●	In June 2023, Odysight.ai participated in the Paris Air Show. The company drew attention and obtained multiple business leads, including from leading aviation companies in the U.S., Europe, Japan, Canada, South Korea, Australia and Brazil.

●	In July 2023, the company announced that Israel Aerospace Industries (IAI), an Israel-based multi-billion-dollar leader in defense, aerospace and commercial markets, selected Odysight.ai’s advanced visual sensing and video analytics technology, which employs highly resilient video sensors, embedded software and AI algorithms, in a cutting-edge health monitoring system for UH60 (Blackhawk) helicopters. If successful, the solution may lead to significant revenues for the company given the thousands of UH60 helicopters that currently exist worldwide.

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Other Corporate Developments

●	In March 2023, Odysight.ai raised $14 million through a private placement. These proceeds are expected to be used for working capital and general corporate purposes, including to further advance the company’s innovative products and technology in the fields of PdM and CBM, critical pillars of Industry 4.0. The private placement was led by existing investors Mr. Mori Arkin and subsidiaries of the Phoenix Holdings Ltd.

●	In June 2023, Odysight.ai executives, including the Chairman of the Board, myself and Mr. Arkin, who is also a board member and our largest shareholder, purchased company stock at a total purchase price of $6 million from Medigus Ltd. and certain affiliates. The purchase was a result of their strong belief in the future potential of the company.

●	In June 2023, the company announced a corporate rebranding and changed its name to Odysight.ai to reflect the company’s strategic transformation into a leading global provider of innovative, custom-tailored visualization solutions to organizations across multiple industries.

Management Team

The only thing more exciting than the products that we are developing is the amazingly talented and experienced management team we have been able to assemble within the company. We have compiled a team of experts in computer programming, algorithms, AI, optics mechanical and electronic engineering, including experienced managers from some of Israel’s top aerospace and defense companies, the Israeli Air Force and leading software and AI companies.

Our Future

Odysight.ai Inc. began as a miniature video camera company. About two years ago, it became apparent that the company had the potential to create a revolution within what has been called the “fourth industrial revolution” (Industry 4.0) by introducing a revolutionary concept, product and solution based on highly resilient video cameras used as visual sensors installed within machines in hard-to-reach locations in extreme environments. By applying video analytics, cloud based big data analytics and AI to the data acquired from these video cameras, we are transforming CBM and PdM, thereby allowing our clients to be able to see what others do not and perceive what others cannot.

Thank You

Yehu Ofer

CEO

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About Odysight.ai

Odysight.ai is pioneering the Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with its visualization and AI platform. Providing video sensor-based solutions for critical systems in the aviation, transportation, and energy industries, Odysight.ai leverages proven visual technologies and products from the medical industry. Odysight’s.ai unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Odysight’s.ai platform allows maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring. For more information, please visit: https://www.odysight.ai or follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statements

Information set forth in this press release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to: (a) the company showing promise of substantial growth and potential to enter new verticals, (b) results of the collaboration between Odysight.ai and IAI (Israel Aircraft Industries) in the area of helicopter monitoring systems, (c) results, including any leads, from its participation in the 2023 Paris Air Show, (d) potential for expanded cooperation with the Fortune 500 company, (e) expected use of proceeds of the recent private offering and (f) potential to transform Industry 4.0, CBM and PdM. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) market acceptance of our existing and new products, including those that utilize our micro Odysight.ai technology or offer Predictive Maintenance and Condition Based Monitoring applications, (ii) lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device and related industries from much larger, multinational companies, (v) product liability claims, product malfunctions and the functionality of Odysight.ai’s solutions under all environmental conditions, (vi) our limited manufacturing capabilities and reliance on third-parties for assistance, (vii) an inability to establish sales, marketing and distribution capabilities to commercialize our products, (viii) an inability to attract and retain qualified personnel, (ix) our efforts obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on single suppliers for certain product components, including for miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor technology products, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xii) the impact of pandemics, such as COVID-19 (coronavirus) and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical, global supply chain and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. These and other important factors discussed in Odysight.ai’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2023 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

Investor Relations Contact:

Miri Segal

MS-IR LLC

msegal@ms-ir.com

Tel: +1-917-607-8654

Company Contact:

Tanya Yosef, CFO

tanya.yosef@odysight.ai

Tel: +972 (73) 370 4691

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